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Media Contacts:	EZCORP Investor Relations:
L’Teisha Ryan, Western Union	(512) 314-2220
+1 (720) 332-3824	Investor_Relations@ezcorp.com
lteisha.ryan@WesternUnion.com	www.ezcorp.com

Western Union and EZCORP Sign Agreement

Western Union Services Will Be Available at over 1,200 EZCORP-Operated Store Locations in the United States, Mexico and Canada

ENGLEWOOD, Colorado and AUSTIN, Texas – November 6, 2012 – The Western Union Company (NYSE: WU), a leader in global payments, and EZCORP, Inc. (NASDAQ: EZPW), a leading provider of instant cash solutions for consumers, today announced an agreement.

Under the terms of the agreement, Western Union Money Transfer®, money order and consumer bill payment services will be available at over 900 EZCORP-operated store locations in the United States. Western Union money transfer services also will be available at more than 300 EZCORP-operated store locations in Mexico and Canada.

“Our agreement with Western Union will allow EZCORP to provide vital money transfer and other payment services, thereby deepening our relationship with our customer base,” said Paul Rothamel, EZCORP’s President and Chief Executive Officer. “Western Union is an established global brand, and the company facilitates the reliable and timely movement of money through a substantial international network. Aligning with Western Union is a natural choice for EZCORP, as we remain committed to providing exceptional service and meeting our customers’ wide variety of financial needs.”

EZCORP operates more than 900 locations in the United States under various brand names, including EZPAWN, Value Pawn & Jewelry and EZMONEY. The company’s presence in Mexico includes 230 Empeño Fácil or Empeñe Su Oro stores, and a 60% ownership interest in Crediamigo, a specialty consumer finance company. In Canada, EZCORP operates 70 cash advance and buy/sell stores under the brand names Cash Converters and Cashmax. The company also has strategic relationships with Albemarle & Bond Holdings PLC, one of the U.K.’s largest pawnbroking businesses, and Cash Converters International Limited, which franchises and operates a worldwide network of personal financial services and retail stores. EZCORP was named to Fortune Magazine’s 100 fastest growing companies list in both 20101 and 20112.

“Western Union is positioned at the nexus between cash and electronic technologies,” said Victoria Lopez-Negrete, Senior Vice President and General Manager, North America at Western

Union. “Our relationship with EZCORP will now enable consumers to send and receive money transfers, purchase money orders and make bill payments – all in one convenient location.”

About EZCORP
EZCORP is a leading provider of instant cash solutions for consumers employing 6,500 teammates and operating 1,262 company-operated pawn, buy/sell and personal financial services locations in the U.S., Mexico and Canada. We provide a variety of instant cash solutions, including pawn loans, consumer loans, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the name "Crediamigo"), a leading provider of payroll deduction loans in Mexico, and in Artiste Holding Limited (doing business under the name "Cash Genie"), a leading provider of online loans in the U.K. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.'s largest pawnbroking businesses with over 180 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash Converters International Limited (CCV.L and CCV.ASX), which franchises and operates a worldwide network of almost 700 stores that provide personal financial services and sell pre-owned merchandise. For more information, visit www.ezcorp.com.

About Western Union
The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of September 30, 2012, the Western Union, Vigo and Orlandi Valuta branded services were offered through a combined network of approximately 510,000 agent locations in 200 countries and territories. In 2011, The Western Union Company completed 226 million consumer-to-consumer transactions worldwide, moving $81 billion of principal between consumers, and 425 million business payments. For more information, visit www.westernunion.com.

1.	Fortune Magazine Fastest Growing Companies List, 2010:
http://money.cnn.com/magazines/fortune/fortunefastestgrowing/2010/full_list/index.html

2.	Fortune Magazine Fastest Growing Companies List, 2011:
http://money.cnn.com/magazines/fortune/fortunefastestgrowing/2011/full_list/index.html

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